COMPUTER ASSOCIATES REPORTS THIRD QUARTER FISCAL YEAR 2004 RESULTS

•	Reported revenue of $844 million excludes $29 million from ACCPAC subsidiary, which is pending sale

•	GAAP earnings per share of $0.04

•	Non-GAAP (operating) earnings per share of $0.16

•	New annualized deferred subscription revenue grows 20 percent year-to-year and 54 percent sequentially

•	Total deferred subscription revenue approaches $4 billion

•	Cash from operations of $339 million

•	Cash and marketable securities of $1.4 billion

ISLANDIA N.Y., January 21, 2004 – Computer Associates International, Inc. (NYSE: CA) today announced financial results for its third fiscal quarter ended December 31, 2003.

“We obviously are pleased with the company’s performance in the third quarter,” said Sanjay Kumar, CA chairman and CEO. “Overall bookings, which increased substantially over last year, performance in our channel business, and strength in worldwide operations all contributed to this strong performance. Even after considering the impact of the ACCPAC disposition, we achieved revenues which exceeded the high end of our previous revenue estimate by approximately $27 million.

“Our strengthening competitive position, our ability to deliver world-class enterprise software management solutions and the improving economy contributed to our strong third quarter results,” Kumar continued. “We are also making measurable progress in our determined worldwide efforts to go from a preferred vendor to a technology partner of choice.”

Financial Overview – Third Quarter Fiscal Year 2004

CA announced in December 2003 that it is selling its ACCPAC International, Inc. (ACCPAC) subsidiary to The Sage Group plc. in a transaction that is expected to generate a pre-tax gain for CA of approximately $88 million. Even though the sale is not expected to be completed until CA’s fourth fiscal quarter ending March 31, 2004, the company’s financial statements now report the results of ACCPAC as “discontinued operations” in the third quarter and all prior periods. Therefore, the financial overview which follows excludes ACCPAC and relates only to the company’s results from continuing operations. Refer to table 6 for a summary of the results of operations of ACCPAC.

Total revenue for the third quarter of fiscal year 2004 was $844 million, a 12 percent increase over total revenue generated in the third quarter of fiscal year 2003. The increase in revenue was driven primarily by an increase in subscription revenue associated with stronger contract bookings and the ongoing transition to the company’s current business model, as well as the benefits of stronger European currencies versus the U.S. dollar.

CA’s projection of total revenue for the third fiscal quarter was in the range of $797 million to $817 million (adjusted for ACCPAC). Accordingly, revenues exceeded the high end of the adjusted projected range for the quarter by approximately $27 million. The improvement in revenues over the previous projection was due to better than expected performance in both the company’s channel and services businesses, as well as the currency impact.

Software Fees and Other Revenue, principally representing results of the company’s channel business, increased $9 million or 12 percent, over the September 2003 quarter. The sequential improvement in revenues was driven by increased sales of both BrightStor and eTrust products resulting from the company’s continued efforts to improve its channel business through enhanced partnerships and related programs.

Income from continuing operations on a GAAP basis for the third quarter was $21 million, or $0.04 per diluted share, compared to a net loss of $47 million, or $0.08 loss per diluted share, reported in the comparable prior year’s period, and compared to the company’s previous projection of $0.02 to $0.04 per diluted share.

While revenue performance for the third fiscal quarter exceeded the company’s projections, certain costs were also higher than anticipated. Commissions and royalties increased approximately $20 million compared to the second quarter of fiscal 2004 due to very strong product bookings in the quarter. A charge of approximately $21 million was incurred related to foreign currency translation and the company incurred an $8 million charge associated with the shareholder class-action and derivative litigation settlement. The company also experienced an improvement in the provision for doubtful accounts compared to the September quarter of approximately $18 million associated with the continued reduction in old business model accounts receivable.

On a fully diluted operating basis (excluding all acquisition-related amortization and the previously disclosed shareholder litigation settlement charge), the company earned $0.16 per share in the third quarter of fiscal 2004, compared to $0.04 per share in the third quarter of fiscal 2003. The company previously estimated that it would earn $0.14 to $0.16 per share on a fully diluted operating basis in the quarter. Operating earnings per share is a non-GAAP financial measure as noted in the discussion of non-GAAP results below. A reconciliation of GAAP to operating results is included in the tables following this press release.

During the quarter, CA recorded new deferred subscription revenue (contract bookings) of $670 million – with a weighted average contract duration of approximately 2.9 years. New annualized deferred subscription revenue – representing total new deferred subscription revenue divided by the weighted average contract duration – was approximately $231 million for the quarter. This represents a 20 percent year-over-year increase over the prior year’s third fiscal quarter and a 54 percent increase over the second fiscal quarter of this year.

During the quarter ending December 31, 2003, the company’s aggregate deferred subscription revenue balance increased $249 million to approximately $4 billion. This balance represents the undiscounted amount of license agreements contractually committed for which revenue has been deferred and will be recognized ratably over the life of the license agreements.

“As is evident from the strong contract bookings, CA’s management software is enabling customers to get the most out of their IT systems by helping them address the complexities and inefficiencies that result inevitably from multiple vendors, platforms and standards,” noted Kumar.

Improved Capital Structure

“Once again, cash generated from operations was very strong,” said CA’s interim Chief Financial Officer, Doug Robinson. “We generated approximately $339 million in operating cash flow during the quarter compared to $331 million last year. Our cash and marketable securities balance at December 31, 2003 of approximately $1.4 billion, when compared to our debt level of $2.3 billion, results in a “net debt” level of just under $1 billion, representing the first time in over eight years that this balance has been below $1 billion. Furthermore, with no bank debt drawn under our credit facility and our next scheduled debt repayment not due until April 2005, our liquidity is very good.”

Product Areas

Enterprise Management

CA continues its leadership in the Enterprise Management space. In November, CA was ranked as the market leader in META Group’s METAspectrum for Asset Portfolio Management tools. The company was recognized for “very strong” IT asset management discovery, inventory management, and help desk support through its Unicenter Argis Portfolio Asset Management, Unicenter Asset Management, and Unicenter ServicePlus Service Desk solutions. These solutions help customers understand and manage the cost and inventory of their IT assets.

Security

CA’s security products experienced strong growth for the second consecutive quarter. CA’s eTrust Security Command Center continues to gain momentum as customers look for security management under a single point of control. In the Threat Management space, the company shipped a record number of its enterprise antivirus products as it continues to gain new customers. During the quarter, the company released its new eTrust Secure Content Manager solution which addresses customers’ antivirus needs while managing the more complex problems of SPAM, web and URL filtering, malicious code and data confidentiality.

On the consumer side, in conjunction with Microsoft Corporation, the company announced an offer to provide qualified Windows home computer users with a no-charge, one-year subscription to CA’s eTrust EZ Armor antivirus and firewall desktop security suite. And last week, CA announced a partnership with Road Runner, a Time Warner Cable company, to offer antivirus and firewall software to help protect its 3.5 million high-speed Internet customers.

Storage

The company’s storage business performed well in the quarter on strength from its BrightStor ARCserve Backup product which posted a significant increase in the number of units shipped versus last quarter. The company is scheduled to release BrightStor ARCserve Backup v11 at the end of this month, which will bring new product functionality and quality to the space. This also reinforces CA’s commitment to deliver a new BrightStor ARCserve release every 12-15 months. Last quarter, CA also introduced CA Protection Suite, which combines CA’s award-winning BrightStor ARCserve Backup and eTrust Antivirus technologies, and enables CA channel partners to address customers’ growing need for secure networked storage systems.

Outlook for the Remainder of Fiscal Year 2004

“We are encouraged by signs that technology spending is gradually increasing, and believe CA is well positioned to take part in this improvement,” Kumar said. “However, we are running our business under the assumption that customers will continue to require immediate value for every dollar they spend, and clearly the companies that can effectively deliver that value will have the opportunity to succeed in this environment.”

The company’s revenue guidance for the remainder of the fiscal year excludes the anticipated results of ACCPAC. It also excludes any benefit that may be realized from the gain on the sale of ACCPAC expected during the fourth fiscal quarter. ACCPAC was originally expected to contribute approximately $28 million in revenue for the fourth fiscal quarter and approximately $105 million in revenue for the full fiscal year. The table below summarizes the impact of the ACCPAC divestiture on the company’s previous revenue guidance for the fiscal year ending March 31, 2004:

Original FY revenue projection range	$3,300 million	to	$3,400 million
Expected FY ACCPAC revenue	$105 million	to	$105 million

FY revenue projection range excluding ACCPAC	$3,195 million	to	$3,295 million

The following guidance replaces the projections set forth above and is based on current expectations and represents “forward looking statements” (as defined below):

For the fourth quarter ending March 31, 2004:

•	Revenue in the range of $845 million to $865 million

•	GAAP earnings per share in the range of $0.03 to $0.05

•	Diluted operating (non-GAAP) earnings per share in the range of $0.15 to $0.17

For the full fiscal year:

•	Revenue in the range of $3.29 billion to $3.31 billion, representing an increase over the high end of the company’s adjusted projection of $3.295 billion

•	GAAP loss per share in the range of $(0.07) to $(0.05) which includes $158 million in expense related to the shareholder litigation settlement

•	Diluted operating (non- GAAP) earnings per share in the range of $0.59 to $0.61, representing an increase to the company’s previous guidance of $0.55 to $0.60

Third Quarter Webcast and Financial Filing

The company will host a webcast at http://ca.com/media/q3_fy2004 today at 5 p.m. EST to discuss its third quarter results. Consistent with recent best practices, the company anticipates filing its Form 10-Q for the quarter ended December 31, 2003 as soon as practical. KPMG LLP (KPMG), the company’s independent accountants, has advised the company (as it had in the second quarter) that due to the ongoing status of the investigation by the Audit Committee of the Board of Directors into accounting practices that were in place prior to the company’s adoption of its current business model in October 2000, that it is currently unable to complete its review under Statement of Auditing Standards No. 100 (SAS 100) of the unaudited Consolidated Condensed Financial Statements included in the company’s Form 10-Q. Therefore, the company’s Form 10-Q for the quarter ended December 31, 2003 will initially be filed without the independent accountant’s review report. When such review has been completed the company intends to amend its Form 10-Q to include KPMG’s SAS 100 review report.

Since the company’s disclosure on October 8, 2003, the Audit Committee has made substantial progress and is nearing completion of its independent investigation, including whether a restatement of prior financial periods is required under generally accepted accounting principles, and, if so, the extent of such restatement. The Audit Committee continues to believe that the company’s current business model is unaffected by its investigation into the company’s accounting practices that were in place prior to the adoption of that model in October 2000, and that the historical issues it has identified in the course of its independent investigation principally concern the premature recognition of revenue. As a result of the Audit Committee’s findings to date, the company believes the investigation and the subsequent completion of KPMG’s review will not result in any change to the company’s Consolidated Condensed Financial Statements contained in its Form 10-Q for the quarter ended December 31, 2003. The company, however, cannot predict the timing or possible outcome of the Audit Committee investigation or the continuing joint investigation being conducted by the SEC and the U.S. Attorney’s Office. Refer to the company’s Form 10-Q and other SEC filings for further details.

Non-GAAP Financial Measures

This press release includes financial measures for net income and related per share amounts that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP “operating” net income and earnings per share exclude non-cash amortization of acquired technology and other intangibles, the class-action and derivative litigation settlement charge, and the associated tax effects of these items. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding non-cash acquisition related charges and the litigation settlement charge, these non-GAAP financial measures facilitate management’s internal comparisons to the company’s historical operating results, comparisons to competitors’ operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and is a key variable in determining management incentive compensation. The company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. In addition, the company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release.

About CA

Computer Associates International, Inc. (NYSE:CA), one of the world’s largest software companies, delivers software and services that enable organizations to manage their IT environments. Focus areas include network and systems management, storage and security management, portal and business intelligence, and application life cycle management. Founded in 1976, CA is headquartered in Islandia, N.Y., and operates in more than 100 countries. For more information on CA, please visit http://ca.com.

# # #

In addition to the historical information presented, certain statements in this release may constitute “forward-looking statements” that involve risks and uncertainties. Actual results could differ materially from those projected or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company’s business model; risks associated with changes in the way in which the company accounts for license revenue; the outcome of the Audit Committee’s ongoing investigation into accounting practices in place prior to October 2000; the outcome of the pending joint inquiry by the SEC and the U.S. Attorney’s Office concerning certain of CA’s accounting practices; the difficulty of making financial projections resulting from the significant percentage of CA’s quarterly sales consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at www.sec.gov. CA assumes no obligation to update the information in this press release, except as otherwise required by law.

© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Robert Cirabisi	Dan Kaferle
	Investor Relations	Public Relations
	(631) 342-4878	(631) 342-2111
	Robert.Cirabisi@ca.com	Daniel.Kaferle@ca.com

Table 1
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Consolidated Condensed Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	December 31,			December 31,

	2003		2002(1)	2003(1)	2002(1)

Subscription Revenue	$513		$362	$1,440	$1,019
Software Fees and Other	84		88	227	259
Maintenance	145		176	455	558
Financing Fees	43		66	146	229
Professional Services	59		62	173	187

Total Revenue	844		754	2,441	2,252
Amort. of Capitalized Software Costs	116	(2)	115 (2)	349 (3)	350 (3)
Cost of Professional Services	54		60	161	178
Selling, General and Administrative	306		329	944	1,002
Product Dev. And Enhancements	167		161	494	481
Commissions and Royalties	75		62	182	179
Depr. and Intangibles Amort	33	(4)	35 (4)	100 (5)	103 (5)
Interest Expense, net	29		44	89	130
Other Gains/Expenses, net	22		21	46	80
Shareholder Litigation Settlement	8		—	158	—

Total Expenses	810		827	2,523	2,503
Income (Loss) From Continuing Operations
Before Income Taxes (Benefit)	34		(73)	(82)	(251)
Income Tax (Benefit)	13		(26)	(26)	(87)

Income (Loss) from Continuing Operations	$21		$(47)	$(56)	$(164)

Income from Discontinued Operation, net of income taxes	1		3	1	3
Net Income (Loss)	$22		$(44)	$(55)	$(161)

Basic Earnings (Loss) Per Share	$0.04		$(0.08)	$(0.10)	$(0.28)
# of Shares Used	580		574	579	575
Diluted Earnings (Loss) Per Share	$0.04		$(0.08)	$(0.10)	$(0.28)
# of Shares Used	589		574	579	575

(1)	Prior period balances have been reclassified to present ACCPAC as a discontinued operation.

(2)	Includes Acquisition Amortization of $106 in both 2003 and 2002.

(3)	Includes Acquisition Amortization of $320 and $324 in 2003 and 2002, respectively.

(4)	Includes Acquisition Amortization of $10 in both 2003 and 2002.

(5)	Includes Acquisition Amortization of $29 in both 2003 and 2002.

Table 2
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	December 31,	March 31,
	2003	2003(1)

Cash and Marketable Securities	$1,352	$1,496
Trade and Installment A/R, net	1,741	1,843
Other Current Assets	104	124
Assets of discontinued operation held for sale	59	66

Total Current Assets	3,256	3,529

Installment A/R, net	330	519
Property and Equipment, net	644	662
Purchased Software Products, net	1,133	1,416
Goodwill, net	4,437	4,435
Other Noncurrent Assets, net	402	439

Total Assets	$10,202	$11,000

Loans Payable and Current Portion of Long –Term Debt	$1	$828
Deferred Subscription Revenue (collected)-Current	974	923
Other Current Liabilities	1,327	1,215
Liabilities of discontinued operation held for sale	59	65

Total Current Liabilities	2,361	3,031

Long-Term Debt, net of current portion	2,299	2,298
Deferred Income Taxes	595	792
Deferred Subscription Revenue (collected)-Noncurrent	253	173
Deferred Maintenance Revenue	259	324
Other Noncurrent Liabilities	21	19

Total Liabilities	$5,788	$6,637

Stockholders’ Equity	4,414	4,363

Total Liabilities and Stockholders’ Equity	$10,202	$11,000

(1)	Certain prior period balances have been reclassified to conform with current period presentation, including the presentation of ACCPAC as a discontinued operation.

Table 3
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Quarterly Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	December 31,

	2003	2002
OPERATING ACTIVITIES:
Net Income (Loss)	$22	$(44)
Net Income from Discontinued Operation, net of tax	(1)	(3)
Adjustments to Reconcile Income (Loss) from Continuing Operations to Net Cash Provided by Continuing Operating Activities:
Depreciation and Amortization	149	150
Provision for Deferred Income Taxes	(138)	(71)
Decrease in Noncurrent Installment A/R, net	239	304
Increase in Deferred Subscription Revenue (collected) – Noncurrent	33	6
Increase (Decrease) in Deferred Maintenance Revenue	4	(20)
Increase in Trade and Current Installment A/R, net	(262)	(126)
Increase in Deferred Subscription Revenue (collected) – Current	97	84
Other	196	51

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	339	331
INVESTING ACTIVITIES:
Acquisitions/ Purchase Accounting Liabilities/Divestitures	(5)	(17)
Other	(23)	(27)

NET CASH USED IN INVESTING ACTIVITIES	(28)	(44)
FINANCING ACTIVITIES:
Debt Repayments, net	—	(26)
Exercises of Common Stock Options and Other	15	(61)
Purchases of Treasury Stock	(1)	(5)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	$14	$(92)

Table 4
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Reconciliation of GAAP Results to Operating Results from Continuing Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Total Revenue (See Table 1)	$844	$754	$2,441	$2,252
Total Expenses (See Table 1)	810	827	2,523	2,503

Income (Loss) Before Taxes (See Table 1)	34	(73)	(82)	(251)
Non-GAAP Adjustments:
Purchased Software Amortization	106	106	320	324
Intangibles Amortization	10	10	29	29
Shareholder Litigation Settlement	8	—	158	—

Operating Income Before Interest Adj. & Taxes	158	43	425	102
Interest on Dilutive Convert. Bonds	2	—	6	—

	160	43	431	102
Income Tax – Provision	60	18	162	43

Net Operating Income(1)	$100	$25	$269	$59
Diluted Operating EPS(1)	$0.16	$0.04	$0.44	$0.10
# of Shares Used(1)	612	581	609	578

(1)	Net operating income and the number of shares used in the computation of diluted operating EPS for the three and the nine months ended December 31, 2003 and December 31, 2002 have been adjusted to reflect the dilutive impact of the company’s 1.625 percent Convertible Senior Notes and the impact from Shareholder Litigation Settlement shares.

The non-GAAP financial information set forth above is not prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table 5
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Reconciliation of Projected GAAP Results on Continuing Operations to Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ending					Fiscal Year Ending
	March 31, 2004					March 31, 2004

Projected Revenue Range	$845		to	$865		$3,286		to	$3,306

Projected GAAP EPS/(LPS) Range	$0.03		to	$0.05		($0.07)		to	($0.05)
Non GAAP Adjustments:
Projected Per Share Impact of Acquisition Amortization and Shareholder Litigation, Net of Taxes	$0.12			$0.12		$0.66			$0.66

Projected Diluted Operating EPS Range	$0.15	(1)	to	$0.17	(1)	$0.59	(1)	to	$0.61	(1)

(1)	The per share forecasts for the fourth quarter and full fiscal year 2004 exclude the expected gain from the ACCPAC disposition.

The projected Diluted Operating EPS set forth above is not prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

The projected GAAP and non-GAAP financial information set forth in this reconciliation represent forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties as identified in the Safe Harbor Statement of this press release.

Table 6
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Selected Historical Financial Data Related to ACCPAC
(in millions)
(unaudited)

	Three Months ended		Nine Months ended
	December 31,		December 31,

	2003	2002	2003	2002

Software Fees and Other	$14	$13	$38	$32
Maintenance	15	11	40	31

Total Revenue	$29	$24	$78	$63
Pre-tax income from discontinued operation	$1	$4	$1	$3
Net Income from discontinued operation	$1	$3	$1	$3